Exhibit 99.1

Company Release – 11/05/2025

GBank Financial Holdings Inc Announces Resignation of Founding Director Alan C. Sklar from its Board of Directors

LAS VEGAS, NV, November 5, 2025 -- GBank Financial Holdings Inc. (the “Company”) (Nasdaq: GBFH), the parent company of GBank (the “Bank”), today announced that Alan C. Sklar, a founding director of the Bank, has resigned from the Boards of Directors of both GBank Financial Holdings Inc. and GBank, effective October 28, 2025.

Mr. Sklar has been part of GBank’s journey since its formation, serving as one of its original directors and helping to guide the Company through nearly two decades of growth and transformation. His leadership, business judgment, and deep legal insight have been instrumental in shaping the Bank’s governance framework and supporting its evolution from a community-focused institution to a publicly traded financial company with a national FinTech and gaming presence.

“Alan has been a trusted advisor and a dear friend since the founding of GBank,” said Edward M. Nigro, Chairman and Chief Executive Officer of GBank Financial Holdings Inc. “His integrity, wisdom, and unwavering commitment have strengthened this organization at every stage of its development. His guidance and perspective—especially in matters of governance and regulation—have left an indelible mark on who we are today. I am deeply grateful for his years of dedicated service and his friendship.”

Mr. Sklar commented, “It has been one of the great honors of my professional life to serve alongside such talented and principled colleagues. Being part of the evolution of GBank and GBFH from their earliest days has been both professionally fulfilling and personally meaningful. The institution’s growth and enduring culture of integrity are a testament to the people who have led it, and I am proud to have played a part in that story. I have decided to step down from these Boards both to meet the increasing time demands at our law firm and as well so that my wife Linda and I can begin a new chapter in our lives, spending more of our time in Israel.”

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada, and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full- service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at https://www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chairman and CEO

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.